Exhibit 99.4
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of William A. McWhirter II,
Senior Vice President and Group President
Construction Products, Energy Equipment and Inland Barge Groups
May 1, 2013

Thank you Tim and good morning everyone.

Our Energy Equipment Group's revenues increased approximately 24% year-over-year due to increased shipments of large containers and structural wind towers. The group reported an operating profit of $14.9 million and a margin of 9.6%, which is its best performance in more than two years.

During the quarter, we received $48 million in new structural wind tower orders. The extension of the Production Tax Credit, as well as the recent clarification of Federal guidelines for receiving the credit, is giving a nice lift to the wind tower industry. Our current backlog provides us some visibility into 2014. With respect to our production capacity, we have some flexibility and are prepared to adjust if necessary in response to future market changes.

After the close of the quarter, we announced the acquisition of the assets of Formet, a manufacturer of utility transmission structures and highway products headquartered in Monterrey, Mexico.

The Formet acquisition broadens our product portfolio within the Utility Structures business and enhances our manufacturing footprint in Mexico. The acquisition is consistent with Trinity's vision to become a premier, diversified industrial company.

Our Construction Products Group generated an operating profit of $7.7 million during the first quarter compared to $11.1 million during the same quarter a year ago. Poor weather conditions combined with a soft highway products market resulted in a decline in revenue from last year. While the sequestration does not directly affect the Federal Highway Bill, it does create pressure on many states' ability to fund highway projects.

In March, we completed the exchange of our remaining ready-mix concrete business for certain light weight aggregates operations owned by TXI. This transaction is a key part of our strategy to reposition the Construction Products segment to align with products that have more consistent demand drivers and offer greater opportunity for improved returns.

Turning to our Inland Barge Group:
The group experienced a year-over-year decline in both revenue and profits resulting from fewer hopper barge deliveries in the first quarter of this year compared to last year. As a reminder, segment profit during the first quarter of last year included a gain of $3.4 million from the sale of leased barges to third parties. As a result, on an adjusted basis, the operating margin for our barge business improved year-over-year to 16.5% from 15.7%.

During the quarter, we secured $66 million in new barge orders, bringing our backlog to $483 million at the end of March. The movement of petroleum and chemical products continues to create a strong market for tank barges.

Our tank barge facilities now have visibility well into 2014. On our last call, we announced that we were enhancing one of our tank barge facilities to accommodate a few additional production slots. We expect those improvements to be completed by the end of summer. In addition, we plan to reposition a hopper barge facility to manufacture smaller tank barges later in the year.

Demand for hopper barges continues to show weakness, as many of our customers are experiencing low utilization levels from the reduction in coal and grain movements.

Overall, I am pleased with the performance of our business unit teams. The Inland Barge Group is performing well despite mixed demand conditions. Our Energy Equipment and Construction Products groups are working hand-in-hand to provide products for the aging North America infrastructure markets. At this time, I will turn the presentation over to Steve.